Exhibit 99.1

Media
& Analysts:	Derick Smith
(713) 627-4963

Date:	February 5, 2010

Spectra Energy Partners Reports Year End and Fourth Quarter 2009 Results;

Announces 2010 Financial Outlook

•	34 percent increase in net income for 2009

•	Cash available for distribution of $158.1 million for 2009, up from $120.6 million in 2008

•	2010 outlook of $175 million in cash available for distribution

HOUSTON – Spectra Energy Partners, LP (NYSE:SEP) today reported fourth quarter 2009 net income of $33.4 million, or $0.39 per limited partner unit, compared with $25.4 million, or $0.35 per limited partner unit, in the same period of 2008. Net income for 2009 was $135.9 million, or $1.71 per limited partner unit, compared with $101.3 million, or $1.40 per limited partner unit, in 2008.

The increase in net income and earnings per limited partner unit for the quarter resulted primarily from the $294.5 million acquisition of Ozark Gas Transmission and Ozark Gas Gathering in May 2009 and the strong performance across Spectra Energy Partners’ other operations.

Cash available for distribution was $27.3 million for the quarter, compared with $25.6 million for the fourth quarter 2008. Cash available for distribution for 2009 was $158.1 million compared with $120.6 million in 2008.

“Spectra Energy Partners delivered another year of strong results for its unitholders. The Ozark integration went very well last year, and I am pleased with the contribution to cash and earnings that both Ozark and our other businesses have provided,” said Gregory J. Rizzo, president and chief executive officer. “In addition, our track record of success has allowed us to raise our quarterly distributions for nine consecutive quarters,” said Rizzo.

Results from Operations

Spectra Energy Partners reported operating income of $20.0 million for fourth quarter 2009, compared with $12.9 million in the prior year quarter. The increase was primarily due to the Ozark assets acquired in May 2009 partially offset by higher costs. Year-end operating income was $82.8 million, compared with $51.9 million in 2008.

Equity Investment in Gulfstream Natural Gas System, L.L.C. (Gulfstream)

Spectra Energy Partners recognized $8.4 million of equity earnings from its 24.5 percent interest in Gulfstream in the fourth quarter 2009, compared with $7.1 million in the prior year quarter. The increased earnings resulted primarily from additional contracts associated with the Gulfstream Phase III and IV expansion projects. These higher earnings were partially offset by higher interest expense attributable to a $300 million debt issuance by Gulfstream during the second quarter 2009. Equity earnings from Gulfstream for 2009 totaled $30.4 million, compared with $27.5 million in 2008.

For the fourth quarter 2009, Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $5.6 million, compared to $5.1 million in the same period of 2008. Spectra Energy Partners’ share of Gulfstream’s cash available for distribution was $38.2 million for the full year 2009, compared with $30.7 million for 2008.

Equity Investment in Market Hub Partners (MHP)

Spectra Energy Partners recognized $9.3 million of equity earnings from its 50 percent interest in MHP during the fourth quarter 2009, compared with $9.1 million in the fourth quarter 2008. The increased equity earnings reflect the phase-in of the Egan storage facilities expansion, offset by the timing of expenses. Equity earnings from MHP for 2009 totaled $40.3 million, compared with $33.9 million in 2008.

For the quarter, Spectra Energy Partners’ share of MHP’s cash available for distribution was $8.2 million, compared to $8.0 million in the fourth quarter 2008. Spectra Energy Partners’ share of MHP’s cash available for distribution was $40.8 million for the full year 2009, compared with $36.0 million for 2008.

Interest Expense

Compared with the prior year quarter, interest expense decreased $0.4 million to $4.1 million, due to lower interest rates on credit facility borrowings. Annual interest expense for 2009 was $16.7 million compared with $17.8 million for 2008.

Income Tax Expense

As a master limited partnership, Spectra Energy Partners is not subject to federal income taxes, but is subject to state income taxes. Income tax expense of $0.2 million was reported for the fourth quarter 2009, compared to $0.2 million tax benefit in the fourth quarter 2008. Tax expense for the full year 2009 was $1.2 million compared with a tax benefit of $1.4 million for 2008.

Capital Expenditures and Equity Investments

Spectra Energy Partners spent $8.0 million for expansion and maintenance capital during the quarter and $20.3 million for the year. In addition, investments were made in Gulfstream of $1.7 million for the quarter and $9.8 million for the year and in MHP of $4.7 million for the quarter and $26.9 million for the year. This was in addition to the $294.5 million in capital expenditures for the Ozark acquisition in second quarter 2009.

2010 Financial Outlook

Spectra Energy Partners is also announcing its 2010 financial outlook which includes estimated cash available for distribution of $175 million and estimated expansion capital expenditures of $60 million.

The company will discuss both its 2009 performance and 2010 financial outlook in greater detail during the analyst call today.

Additional Information

The analyst conference call is scheduled for 9:00 a.m. CT today, February 5, 2010. The webcast and conference call can be accessed via the investor relations section of Spectra Energy Partners, LP’s web site or by dialing (888) 252-3715 in the United States or (706) 634-8942 outside the United States. The Conference ID is 50016375.

Please call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available after 6:00 p.m. CT, February 5, 2010, until 12:00 p.m. CT, May 5, 2010, by dialing (800) 642-1687 with Conference ID 50016375. The international replay number is (706) 645-9291 with Conference ID 50016375. A replay and transcript also will be available by accessing the investor relations section of Spectra Energy Partners’ web site at http://www.spectraenergypartners.com.

Forward Looking Statements

This release includes “forward-looking statements” which represent our intentions, plans, expectations, assumptions and beliefs about future events. Such statements are subject to risks, uncertainties and other factors, many of which are outside our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. These factors, as well as additional factors that could affect our forward-looking statements, are described in our filings that we make with the Securities and Exchange Commission (SEC), which are available at the SEC’s website at http://www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financial Measures

This press release includes certain financial measures, including cash available for distribution and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), that are non-GAAP (Generally Accepted Accounting Principles) financial measures, as defined under the rules of the SEC.

Spectra Energy Partners defines adjusted EBITDA as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and MHP, interest income, and other income and expenses, net, which primarily includes non-cash AFUDC.

Spectra Energy Partners defines cash available for distribution as adjusted EBITDA plus cash available for distribution from Gulfstream and MHP and net preliminary project costs, less net cash paid for interest expense (income), net cash paid for income taxes and maintenance capital expenditures. Cash available for distribution does not reflect changes in working capital balances. Cash available for distribution for Gulfstream and MHP is defined on a basis consistent with Spectra Energy Partners.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are accepted financial indicators used by investors to compare company performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the Partnership’s assets and the cash that the business is generating. Adjusted EBITDA and cash available for distribution are not presented as alternatives to net income or cash flow from operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States GAAP.

Spectra Energy Partners, LP (NYSE: SEP) is a Houston-based master limited partnership, formed by Spectra Energy Corp (NYSE: SE), that owns interests in natural gas transportation and storage assets in the United States, including more than 3,100 miles of transmission and gathering pipeline and approximately 49 billion cubic feet (Bcf) of natural gas storage. These assets are capable of transporting 3.25 Bcf of natural gas per day from growing supply areas to high demand markets.

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Spectra Energy Partners, LP

Quarterly Highlights

December 2009

(Unaudited)

(In millions, except per-unit amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
STATEMENTS OF OPERATIONS
Operating revenues	$52.2	$33.2	$178.9	$124.9
Operating expenses	32.2	20.3	96.1	73.0

Operating income	20.0	12.9	82.8	51.9
Equity in earnings of unconsolidated affiliates	17.7	16.2	70.7	61.4
Other income and expenses, net	—	0.1	0.1	0.9
Interest income	—	0.5	0.2	3.5
Interest expense	4.1	4.5	16.7	17.8

Earnings before income taxes	33.6	25.2	137.1	99.9
Income tax expense (benefit)	0.2	(0.2)	1.2	(1.4)

Net income	$33.4	$25.4	$135.9	$101.3

Adjusted EBITDA (a)	$27.3	$19.6	$111.3	$78.2
Cash Available for Distribution (b)	$27.3	$25.6	$158.1	$120.6
Weighted Average Units Outstanding
Limited partner units	80.3	70.5	76.3	69.4
General partner units	1.6	1.4	1.6	1.4
Earnings Per Limited Partner Unit	$0.39	$0.35	$1.71	$1.40
Declared Cash Distribution Per Limited Partner Unit	$0.41	$0.36	$1.56	$1.38

CAPITAL AND INVESTMENT EXPENDITURES
Capital expenditures—Gas Transportation & Storage
Expansion	$0.3	$15.9	$4.0	$40.3
Maintenance	7.7	3.0	16.3	11.3

Total	8.0	18.9	20.3	51.6

Investment expenditures
Gulfstream—24.5%	1.7	3.7	9.8	44.0
Market Hub—50%	4.7	20.4	26.9	44.6

Total	6.4	24.1	36.7	88.6

Total capital and investment expenditures	$14.4	$43.0	$57.0	$140.2

			December 31, 2009	December 31, 2008
DEBT
Total debt			$417.5	$440.0
Less: Investment grade securities			—	31.6

Net debt			$417.5	$408.4

(a)	Adjusted EBITDA is defined as net income plus interest expense, income taxes, and depreciation and amortization, less equity in earnings of Gulfstream and Market Hub, interest income, and other income and expenses, net, which primarily includes non-cash allowance for funds used during construction (AFUDC).

(b)	Cash Available for Distribution is defined as Adjusted EBITDA plus Cash Available for Distribution from Gulfstream and Market Hub and net preliminary project costs, less net cash paid for interest and income tax expense, and maintenance capital expenditures. Cash Available for Distribution does not reflect changes in working capital balances.

Spectra Energy Partners, LP

Adjusted EBITDA and Cash Available for Distribution

December 2009

(Unaudited)

(In millions)

Spectra Energy Partners

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net income	$33.4	$25.4	$135.9	$101.3
Add:
Interest expense	4.1	4.5	16.7	17.8
Income tax expense (benefit)	0.2	(0.2)	1.2	(1.4)
Depreciation and amortization	7.3	6.7	28.5	26.3
Less:
Equity in earnings of Gulfstream	8.4	7.1	30.4	27.5
Equity in earnings of Market Hub	9.3	9.1	40.3	33.9
Interest income	—	0.5	0.2	3.5
Other income and expenses, net	—	0.1	0.1	0.9

Adjusted EBITDA	27.3	19.6	111.3	78.2
Add:
Cash Available for Distribution from Gulfstream	5.6	5.1	38.2	30.7
Cash Available for Distribution from Market Hub	8.2	8.0	40.8	36.0
Preliminary project costs, net	—	1.7	0.4	2.2
Less:
Cash paid for interest expense, net	6.1	5.8	16.2	14.3
Cash paid for income tax expense, net	—	—	0.1	0.9
Maintenance capital expenditures	7.7	3.0	16.3	11.3

Cash Available for Distribution	$27.3	$25.6	$158.1	$120.6

Spectra Energy Partners, LP

Gulfstream—Adjusted EBITDA and Cash Available for Distribution

December 2009

(Unaudited)

(In millions)

Gulfstream

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net income	$34.2	$27.8	$124.0	$110.8
Add:
Interest expense	17.6	11.5	61.3	45.0
Depreciation and amortization	8.7	8.1	34.5	30.3
Less:
Other income and expenses, net	0.1	1.7	1.4	11.1

Adjusted EBITDA—100%	60.4	45.7	218.4	175.0
Add:
Preliminary project costs, net	(1.7)	0.3	(1.3)	1.1
Less:
Cash paid for interest expense, net	35.4	24.8	60.1	49.5
Maintenance capital expenditures	0.3	0.3	0.9	1.3

Cash Available for Distribution—100%	$23.0	$20.9	$156.1	$125.3

Adjusted EBITDA—24.5%	$14.8	$11.2	$53.5	$42.9
Cash Available for Distribution—24.5%	$5.6	$5.1	$38.2	$30.7

Spectra Energy Partners, LP

Market Hub—Adjusted EBITDA and Cash Available for Distribution

December 2009

(Unaudited)

(In millions)

Market Hub

Reconciliation of Non-GAAP “Adjusted EBITDA” and “Cash Available for Distribution”

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net income	$18.6	$18.7	$80.8	$69.3
Add:
Interest expense	—	0.1	0.1	1.0
Income tax expense	—	0.2	0.2	0.4
Depreciation and amortization	3.4	2.7	12.1	10.6
Less:
Interest income	—	0.7	0.3	3.1
Other income and expenses, net	—	—	—	0.2

Adjusted EBITDA—100%	22.0	21.0	92.9	78.0
Less:
Cash paid for interest expense, net	3.6	—	7.1	—
Cash paid for income tax expense, net	0.5	—	0.5	—
Maintenance capital expenditures	1.5	4.9	3.8	5.9

Cash Available for Distribution—100%	$16.4	$16.1	$81.5	$72.1

Adjusted EBITDA—50%	$11.0	$10.5	$46.5	$39.0
Cash Available for Distribution—50%	$8.2	$8.0	$40.8	$36.0